CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM


         We consent to the use in Pre-Effective Amendment No. 1 to the Form SB-2 Registration Statement of William Penn Bancorp, Inc., and in Amendment No. 1 to the Application for Stock Issuance on Form MHC-2 filed with the Office of Thrift Supervision, of our report on William Penn Bank, FSB, dated December 13, 2007, appearing in the Prospectus, which is part of the amended Registration Statement and a part of the amended Form MHC-2.

         We also consent to the use of our name as it appears under the caption "Experts" in such Prospectus.



                                              /s/Beard Miller Company LLP


Beard Miller Company LLP
Paoli, Pennsylvania
February 1, 2008